UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2023

LODGING FUND REIT III, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-56082	83-0556111
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1635 43rd Street South, Suite 205
Fargo, North Dakota	58103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 630-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Named Executive Officer

On May 19, 2023, Mr. Corey R. Maple tendered his resignation, effective May 19, 2023, as Chief Executive Officer and Secretary of Lodging Fund REIT III, Inc. (the “Company”).  He will continue on as the Chairman of the Board of Directors.

Appointment of Chief Executive Officer

On May 19, 2023, the Company’s Board of Directors appointed Mr. Norman H. Leslie, age 56, as the Company’s Chief Executive Officer, effective immediately. The Company’s Board of Directors also appointed Mr. Leslie as the Company’s Secretary, effective May 19, 2023. Mr. Leslie also serves as the President of the Company, a position he has held since August 2019, and as the Chief Investment Officer, Treasurer and director of the Company, positions he has held since April 2018. Mr. Leslie also serves as the President, Chief Investment Officer and Treasurer of Legendary Capital REIT III, LLC, the external advisor to the Company (the “Advisor”), positions he has held since April 2018. Mr. Leslie has 32 years of real estate experience and has worked extensively in the hotel industry, working from the ground up. Mr. Leslie organized NHS, LLC (dba National Hospitality Services) in 2001. Today, NHS manages 38 hotels across the United States and is recognized as a Top 200 management company in the United States by size. NHS operates hotels franchised through IHG®, Marriott®, Hilton®, Hyatt®, Radisson®, Choice Hotels® and Wyndham®. As co-founder of Bridge Hospitality LLC and other development companies, he was instrumental in the eight new-build IHG and Marriott hotels in the United States. Mr. Leslie has also led the development of commercial properties including Grade A offices and retail centers in North Dakota. He was also a co-founder of Heritage Homes, a premiere homebuilder in the Fargo-Moorhead market.

Mr. Leslie co-founded Lodging Opportunity Fund LLLP, Lodging Opportunity Fund Real Estate Investment Trust, the Company and their corresponding sponsor entities. These entities acquired over 40 hotels between 2011 and today. Mr. Leslie serves on the IHG Owners Association Global Board of Directors (2018-present) and was elected as Chair of the Board for 2022. He has served on the board of directors of the Fargo-Moorhead-West Fargo Chamber of Commerce, Ramada Inns National Association (RINA), and four Owner Association panels for IHG.

Mr. Leslie holds a Bachelor of Commerce Degree (Honors) from the University of Manitoba. We believe that Mr. Leslie’s significant experience in the real estate and hotel industry makes him well qualified to serve as a member of the Company’s board of directors.

Disclosures Related to the Company’s Relationship with Mr. Leslie

Relationship with Legendary Capital REIT III, LLC.

Substantially all of the Company’s business is managed by the Advisor and its affiliates, pursuant to the Advisory Agreement. The Advisor is co-owned by Corey R. Maple and Norman H. Leslie. The Company has no direct employees. The employees of Legendary Capital, LLC, our sponsor and an affiliate of the Advisor (the “Sponsor”), provide services to the Company related to the negotiations of property acquisitions and financing, asset management, accounting, legal, investor relations, and all other administrative services. Pursuant to the terms of the Advisory Agreement, the Advisor is entitled to specified fees upon the provision of certain services, including acquisition fees, asset management fees, debt financing and refinancing fees, and disposition fees and real estate commissions. The Company also reimburses the Advisor and its affiliates, at cost, for certain expenses incurred on the Company’s behalf, including offering expenses, acquisition expenses and operating expenses. The Advisory Agreement has a term of 10 years. Pursuant to the terms of the Operating Partnership’s operating agreement, the Advisor also receives distributions from the Operating Partnership in connection with its ownership of non-voting Series B Limited Partnership Units (“Series B LP Units”) in certain circumstances.

The Company pays the Advisor a one-time acquisition fee of up to 1.4% of the hotel purchase price including funds allocated for any PIP at the time of each hotel property acquisition, and a financing fee of up to 1.4% of the hotel purchase price including funds allocated for any PIP at the time of closing the initial financing and a refinancing fee of up to 0.75% of the principal amount of any refinancing at the time of closing the refinancing. The Company also pays an annual asset management fee of up to 0.75% of the gross assets of the Company, which is payable on a monthly basis. Certain affiliates of the Advisor may receive an annual guarantee fee equal to 1.0% of the guaranty, paid on a monthly basis, for debt obligations of the hotel properties personally guaranteed by such affiliates. The Advisor may also receive an annual subordinated performance fee equal to 20% of the distributions after the common stockholders and Operating Partnership limited partners (other than the Series B LP Unit holders) have received a 6% cumulative, but not compounded, return per annum.

Per the terms of the Operating Partnership’s operating agreement, the Advisor receives distributions from the Operating Partnership in connection with its ownership of non-voting Series B LP Units. In years other than the year of liquidation, after the Company’s common stockholders have received a 6% cumulative but not compounded return on their original capital contributions, the Advisor receives distributions equal to 5% of the total distributions made.

The Advisor and its affiliates may be reimbursed by the Company for certain organization and offering expenses in connection with the Company’s securities offerings, including legal, printing, marketing and other offering-related costs and expenses. Following the termination of the Offering, the Advisor will reimburse the Company for any such amounts incurred by the Company in excess of 15% of the gross proceeds of the Offering. In addition, the Company may pay directly or reimburse the Advisor and its affiliates for certain costs incurred in connection with its provision of services to the Company,2ncludingg certain acquisition costs, financing costs, and sales and marketing costs, as well as an allocable share of general and administrative overhead costs. All reimbursements are paid to the Advisor and its affiliates at cost.

Fees and reimbursements earned and payable to the Advisor and its affiliates, for the quarter ended March 31, 2023 and for the years ended December 31, 2022 and 2021, were as follows:

	Incurred
	For the Three Months Ended March 31,	For the Year Ended December 31,
	2023	2022	2021
Fees:
Acquisition fees	$—	$1,626,599	$1,036,796
Financing fees	—	1,861,628	1,036,796
Asset management fees	562,258	1,918,321	1,188,607
Performance fees	—	181,541	160,774
	$562,258	$5,588,089	$3,422,973

Reimbursements:
Offering costs	$383,165	$2,256,081	$1,739,185
General and administrative	634,447	3,640,108	2,996,060
Sales and marketing	34,256	321,821	211,691
Acquisition costs	8,946	67,051	106,357
	$1,060,814	$6,285,061	$5,053,293

For the quarter ended March 31, 2023 and years ended December 31, 2022 and 2021, the Operating Partnership recognized distributions payable to the Advisor in the amount of $88,992, $334,417 and $296,164, respectively, in connection with the Advisor’s ownership of Series B LP Units. For the quarter ended March 31, 2023 and years ended December 31, 2022 and 2021, the Company paid Corey Maple and Norman Leslie distributions in the amount of $10,031 in connection with their ownership of 57,319 shares, $40,123 in connection with their ownership of 57,319 shares, and $46,205 in connection with their ownership of 57,319 shares, respectively, each, of the Company’s common stock.

Relationship with NHS, LLC dba National Hospitality Services.

NHS is majority-owned by Norman Leslie, a director and executive officer of the Company and a principal of the Advisor. NHS provides property management and hotel operations management services for the Company’s hotel properties, pursuant to individual management agreements. The agreements have an initial term expiring on December 31st of the fifth full calendar year following the effective date of the agreement, which automatically renews for a period of five years on each successive five-year period, unless terminated in accordance with its terms.

NHS earns a monthly base management fee for property management services, including overseeing the day-to-day operations of the hotel properties, generally equal to 4% of gross revenue. NHS also earns an accounting fee of $14.00 per room for accounting services, payable monthly, and an administrative fee equal to 0.60% of gross revenues for administrative and other services. The Company reimburses NHS for certain costs of operating the properties incurred on behalf of the Company. All reimbursements are paid to NHS at cost.

NHS also earns a flat fee of $5,000 per hotel property for due diligence services, including analyzing, evaluating, and reporting on documentation and information received by sellers or contributors during the period of due diligence. Such fee is waived if, upon acquisition by us, NHS is selected as the management company for the hotel property. NHS is also reimbursed for actual out-of-pocket costs incurred in providing the due diligence services.

Fees and reimbursements earned and payable to NHS, for the quarter ended March 31, 2023 and for the years ended December 31, 2022 and 2021, were as follows:

	Incurred			Payable as of
	For the Three Month Ended March 31,	For the Year Ended December 31,		March 31,	December 31,	December 31,
	2023	2022	2021	2023	2022	2021
Fees:
Management fees	$224,591	$1,126,957	$663,377	$131,335	$145,733	$66,407
Administrative fees	46,280	184,101	107,466	16,710	22,791	9,461
Accounting fees	26,947	195,096	125,592	29,094	31,164	12,726
	$297,818	$1,506,154	$896,435	$177,139	$199,688	$88,594

Reimbursements	$272,800	$1,273,180	$490,792	$179,790	$143,009	$119,638

On March 6, 2023, the Company entered into a $600,000 loan agreement (the “NHS Loan”) with NHS. The NHS Loan requires the payment of monthly interest beginning on April 6, 2023, with all outstanding principal and interest amounts being due and payable at maturity on July 6, 2023. The NHS Loan has a fixed interest rate of 7.0% per annum. Outstanding amounts under the NHS Loan may be prepaid in whole or in part without penalty. The NHS Loan is secured by 60,000 partnership units of the Operating Partnership.

Relationship with One Rep Construction, LLC (“One Rep”).

One Rep is a related party through common management and ownership, as Corey Maple, Norman Leslie, and David Ekman each hold a 33.33% ownership interest in One Rep. One Rep is a construction management company which provided construction management services to the Company during 2023, 2022 and 2021 related to the renovation construction activities at certain hotel properties. For the services provided, One Rep is paid a construction management fee equal to 6% of the total project costs. The Company reimburses One Rep for certain costs incurred on behalf of the Company, and all reimbursements are paid to One Rep at cost. For the quarter ended March 31, 2023 and the years ended December 31, 2022 and 2021, the Company incurred $110,299, $258,037 and $61,739 of construction management fees and reimbursements payable to One Rep, respectively. As of March 31, 2023, December 31, 2022 and December 31, 2021, the amounts outstanding and due to One Rep were $39,437, $33,947 and $8,138, respectively.

Relationship with Legendary A-1 Bonds, LLC (“A-1 Bonds”).

A-1 Bonds is an affiliate of the Advisor which is owned by Mr. Leslie and Mr. Maple, each a director and executive officer of the Company and principal of the Advisor. During the year ended December 31, 2022, A-1 Bonds made loans with an aggregate principal amount of $42.5 million to subsidiaries of the Company secured by 4 hotel properties, of which $28.2 million was subsequently paid off. On August 10, 2022, the Company entered into a $5.0 million revolving line of credit with A-1 Bonds, which line of credit was increased to $13.3 million as of April 18, 2023. As of May 25, 2023, $10.7 million is outstanding under the A-1 Line of Credit.

Loan Guarantees. The members of the Advisor personally guaranty certain loans of the Company and may receive a guarantee fee of up to 1.0% per annum of the guaranty amount. Mr. Leslie is a guarantor of the Company’s loan secured by the Company’s hotel property in Pineville, North Carolina, which had an original loan amount of $9.3 million. For the quarter ended March 31, 2023 and years ended December 31, 2022 and 2021, the Company accrued guarantee fees in the amount of $38,317, $155,676 and $159,414, respectively, to Mr. Leslie. The total amount accrued of $509,196 and $470,879 remained unpaid as of March 31, 2023 and December 31, 2022, respectively.  Subsequent to March 31, 2023, Mr. Leslie personally guaranteed the Company’s loan secured by the hotel property located in Fort Collins, CO, which has an original loan amount of $11.2 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGING FUND REIT III, INC.

Dated: May 25, 2023	BY:	/s/ Samuel C. Montgomery
Samuel C. Montgomery
Chief Financial Officer